EXHIBIT 5





                             November 20, 1997



Peoples Telephone Company, Inc.
2300 Northwest 89th Place
Miami, Florida 33172

Ladies and Gentlemen:

     We have acted as special counsel to Peoples Telephone Company, Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission, on or about the date hereof, of a registration statement on Form S-8 (the "Registration Statement"). The Registration Statement relates to the offering of up to 1,350,000 shares of Common Stock, par value $.01 per share, of the Company (the "Shares"), pursuant to the terms of the Company's 1997 Incentive Plan (the "Plan").

     In connection therewith, we have examined the Company's Restated Certificate of Incorporation and the Company's Bylaws, each as amended to the date hereof; resolutions adopted by the Board of Directors of the Company providing for, among other things, the issuance of the Shares and the filing of the Registration Statement, resolutions adopted by the shareholders of the Company approving the Plan and such other corporate documents and records, certificates of public officials and questions of law as we deemed necessary or appropriate for the purposes of this opinion. We have also reviewed the relevant provisions of the New York Business Corporation Law, and such other legal authority as we have deemed relevant.

     Based upon and subject to the foregoing and the other qualifications, limitations and assumptions contained herein, we are of the opinion that the Shares, when issued and delivered pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus related thereto.

                             Very truly yours,

                             STEEL HECTOR & DAVIS LLP